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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. __)1


                                MICROVISION, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                      COMMON STOCK, NO PAR VALUE PER SHARE
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   594960 10 6
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                  APRIL 1, 1999
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           /_/      Rule 13d - 1(b)
                           /X/      Rule 13d - 1(c)
                           /_/      Rule 13d - 1(d)

----------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                                   Page 1 of 7


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CUSIP NO. 594960 10 6                13G                      PAGE 2 OF 7 PAGES



-------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Capital Ventures International
-------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      /_/

                                                                   (b)      /_/

-------------------------------------------------------------------------------
3                 SEC USE ONLY

-------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              586,388
                   ------------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY
EACH                                586,388**
                   ------------------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER
PERSON
WITH                                586,388
                   ------------------------------------------------------------

                           8        SHARED DISPOSITIVE POWER

                                    586,388**
-------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    586,388
-------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                                  /_/

-------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    8.7%
-------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                                    CO
-------------------------------------------------------------------------------

** Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.



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CUSIP NO. 594960 10 6                13G                      PAGE 3 OF 7 PAGES




-------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Heights Capital Management, Inc.
-------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)      /_/

                                                                   (b)      /_/

-------------------------------------------------------------------------------
3                 SEC USE ONLY

-------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------

                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              0
                    ------------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY
EACH                                586,388**
                    ------------------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                    ------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    586,388**
-------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    586,388
-------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                          /_/

-------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    8.7%
-------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                                    CO
-------------------------------------------------------------------------------

** Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.



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CUSIP NO. 594960 10 6                13G                      PAGE 4 OF 7 PAGES





ITEM 1(a).        NAME OF ISSUER:

                  Microvision, Inc. (the "Company").

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2203 Airport Way South, Suite 100, Seattle, Washington 98134

ITEM 2(a).        NAME OF PERSON FILING:

                  (1)      Capital Ventures International (a "Reporting Person")

                  (2)      Heights Capital Management, Inc. (a "Reporting
                           Person").

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  (1) One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, B.W.I.

                  (2)      425 California Street, San Francisco, California
                           94104

ITEM 2(c).        CITIZENSHIP:

                  (1)      Cayman Islands

                  (2)      Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share, of the Company ("Common Stock").

ITEM 2(e).        CUSIP NUMBER:

                  594960 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) /_/ Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) /_/ Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) /_/ Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) /_/ Investment company registered under Section 8 of the
                          Investment Company Act;
                  (e) /_/ An investment adviser in accordance with Rule
                          13-d(b)(1)(ii)(E);
                  (f) /_/ An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) /_/ A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) /_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/



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CUSIP NO. 594960 10 6                13G                      PAGE 5 OF 7 PAGES





ITEM 4.           OWNERSHIP.

                  (1)      Capital Ventures International

                  (a)      Amount beneficially owned:

                           586,388

                  (b)      Percent of Class:

                           8.7%

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                    586,388

                           (ii)     Shared power to vote or direct the vote:

                                    586,388

                           (iii) Sole power to dispose or to direct the disposition of:

                                    586,388

                           (iv) Shared power to dispose of or direct the disposition of:

                                    586,388

                  (2)      Heights Capital Management, Inc.

                  (a)      Amount beneficially owned:

                           586,388

                  (b)      Percent of Class:

                           8.7%

                  (c) Number of shares to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                    0

                           (ii)     Shared power to vote or direct the vote:

                                    586,388




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CUSIP NO. 594960 10 6                13G                      PAGE 6 OF 7 PAGES





                           (iii) Sole power to dispose or to direct the disposition of:

                                    0

                           (iv) Shared power to dispose of or direct the disposition of:

                                    586,388


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP NO. 594960 10 6                13G                      PAGE 7 OF 7 PAGES





                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: APRIL 7, 1999
                                          -------------------------

                                      CAPITAL VENTURES INTERNATIONAL

                                      By: Heights Capital Management,
                                          Inc., pursuant to a Limited
                                          Power of Attorney, a copy of
                                          which is attached as Exhibit
                                          A hereto

                                      By: /S/ MICHAEL SPOLAN
                                          -------------------------
                                          Michael Spolan, General Counsel and
                                          Secretary


                                      HEIGHTS CAPITAL MANAGEMENT, INC.



                                      By: /S/ MICHAEL SPOLAN
                                          -------------------------
                                          Michael Spolan, General Counsel and
                                          Secretary

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                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

99(A)                               Limited Power of Attorney

99(B) Joint Filing Agreement, dated April 7, 1999, pursuant to Rule 13d-1(k) between Capital Ventures International and Heights Capital Management, Inc.